ALLIANT ENERGY RESOURCES, INC.

                                Offer to Exchange
                     Registered 7 3/8% Senior Notes due 2009
      For Any and All Outstanding Unregistered 7 3/8% Senior Notes due 2009


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           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
            TIME, ON ___________, 2000, UNLESS THE OFFER IS EXTENDED.
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                                                              ____________, 1999

To Our Clients:

     Enclosed for your consideration is a Prospectus, dated ____________, 1999 (the "Prospectus"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of Alliant Energy Resources, Inc. (the "Company") to exchange its 7 3/8% Senior Notes due 2009 (the "New Senior Notes") which have been registered under the Securities Act of 1933, as amended, for all of its outstanding unregistered 7 3/8% Senior Notes due 2009 (the "Existing Senior Notes"), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The
Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated November 9, 1999, by and between the Company and the initial purchasers named therein, related to the 7 3/8% Senior Notes due 2009.

     This material is being forwarded to you as the beneficial owner of the Existing Senior Notes held by us for your account but not registered in your name. A tender of such Existing Senior Notes may only be made by us as the holder of record and pursuant to your instructions.

     Accordingly, we request instructions as to whether you wish us to tender on your behalf the Existing Senior Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. We urge you to read the Prospectus carefully before instructing us as to whether or not to tender your Existing Senior Notes.

     Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Existing Senior Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on ____________, 2000, unless extended by the Company. Any Existing Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

     If you wish to have us tender your Existing Senior Notes, please instruct us by completing, executing and returning to us the instruction form enclosed with this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Existing Senior Notes.

     If we do not receive written instructions in accordance with the procedures presented in the Prospectus and the Letter of Transmittal we will not tender any of the outstanding Existing Senior Notes on your account.